Exhibit 99.1

FOR RELEASE	July 27, 2010	CONTACT:	Kenneth D. Mann Investor Relations (870) 881-6432

Deltic Announces Preliminary Second Quarter 2010 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2010 was $5.5 million, $.45 a share, compared to $1 million, $.08 a share, a year ago. The improvement was primarily due to significantly higher sales prices for lumber during the second quarter of 2010 and a sales volume increase to capitalize on the market improvement. Net cash provided by operating activities was $9.6 million for 2010’s second quarter, which compares to $5.1 million a year ago. For the first six months of 2010, net income totaled $7.8 million, $.63 a share, compared to a loss of $.2 million, $.02 a share, for the same period of 2009, and net cash provided by operating activities was $14 million compared to $5.5 million for the first half of 2009.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “The economic leverage of Deltic’s ownership of efficient lumber manufacturing operations continued to be evident during the second quarter. Our sawmills not only protect the value of our core timberland assets, they also have the potential to generate outstanding income and cash flows for the Company whenever market conditions present opportunities. Although the lumber market has now softened from the peak that occurred during the second quarter, we will continue to emphasize hourly productivity rates and other operating efficiencies as we adjust operating hours in our facilities to match production levels with demand.”

The Woodlands segment earned $6.4 million in the second quarter of both 2010 and 2009. The pine sawtimber harvest level during the current period was 169,290 tons, an increase of 2,684 tons when compared to 166,606 tons harvested in the second quarter of 2009. The average per-ton sales price for pine sawtimber decreased seven percent to $28 per ton in the current-year second quarter versus $30 per ton for the same period of 2009. While the current period’s average sales price was below that of a year ago, pine sawtimber prices have been trending upward since the beginning of 2010. The Company’s pine pulpwood harvest for the second quarter of 2010 was 96,095 tons compared to 77,194 tons for the second quarter of 2009. The average per-ton sales price for pine pulpwood was $13 per ton in the current period versus $10 per ton a year ago. The increase in the pine pulpwood volume and the per-ton price is due to higher demand in the Company’s operating area combined with more favorable logging conditions. Oil and gas lease rental and net royalty income was $1.4 million for the second quarter of 2010 versus $.9 million for the same period of 2009. The improvement was mainly due to an increase in the number of “Fayetteville Shale” gas wells in production compared to a year ago. During 2010’s second quarter, Deltic sold approximately 520 acres of recreational-use hardwood bottomland at an average sales price of $2,100 per acre compared to approximately 724 acres at an average sales price of $2,100 per acre during the same period a year ago.

Deltic’s Mill segment reported operating income of $6.2 million during 2010’s second quarter compared to an operating loss of $1.9 million for the same quarter of 2009. The average lumber sales price was $345 per thousand board feet for the second quarter of 2010, which was a $105, or 44 percent, increase when compared to the same period a year ago. With the strong lumber market that existed for most of the second quarter of 2010, the Company operated additional hours in its sawmills and sold 69.8 million board feet during the current quarter, which was a six percent increase compared to 66 million board feet sold during 2009’s second quarter. Because of the historically volatile nature of the wood products market, Deltic will continue to evaluate market conditions and determine the operating hours needed to match production with market demand.

The Real Estate segment lost $.5 million in the second quarter of 2010, which compares to a $.4 million loss for the same period of 2009. There were four residential lot sales for the current period which was a one lot decrease from 2009’s second quarter. The average per-lot sales price was $48,200, a decrease of $5,200 when compared to the prior-year period’s average because of the mix of lots sold. There were no sales of commercial real estate acreage in the second quarter of either year.

Corporate operating expense was $4.4 million in the second quarter of 2010 versus $2.9 million for the corresponding quarter of 2009. The variance is due to increased general and administrative expenses for the current-period quarter, primarily employee incentive plan expenses, resulting from the improved financial results. Deltic’s equity in the earnings of Del-Tin Fiber was $2.2 million, which compares to $.8 million of equity in earnings for the second quarter of 2009. The improvement was primarily due to increased demand in MDF resulting from an interruption in the supply of moldings from Chile caused by an earthquake there on February 27, 2010.

For the first six months of 2010, the pine sawtimber harvest level was 315,778 tons compared to 322,137 tons harvested during the same period of 2009. The average pine sawtimber price of $27 per ton decreased $2 per ton from the prior-year period. The finished lumber average sales price increased $90, or 38 percent, from $238 per thousand board feet in 2009 to $328 per thousand board feet in 2010. The lumber sales volume increased 15.1 million board feet from 118.4 million board feet in 2009 to 133.5 million board feet in 2010. Residential lot sales for the first half of 2010 totaled 10 lots at an average price of $97,000, which compares to five lots at $53,400 per lot for the corresponding period of 2009. There were no commercial acreage sales during the first six months of either year.

Capital expenditures were $3.3 million for the second quarter of 2010 and $6.1 million for the six months ended June 30, 2010. For the corresponding periods of 2009, capital expenditures totaled $2 million and $6.8 million, respectively.

Concerning the outlook for the third quarter and year of 2010, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 165,000 to 175,000 tons and 550,000 to 600,000 tons, respectively. Finished lumber production and sales volumes are estimated at 65 to 75 million board feet for the third quarter and 240 to 260 million board feet for the year, depending on market conditions. Residential lot sales are projected at 2 to 5 and 20 to 30 lots for the third quarter and year of 2010, respectively. Deltic has already closed on the sale of approximately 19 acres of commercial real estate in Chenal Valley during the third quarter of 2010. Any further commercial real estate acreage sales during 2010 is difficult to estimate due to the many factors that are involved.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Wednesday, July 28, 2010, at 10:00 a.m. Central Time to discuss second quarter 2010 earnings. Interested parties may participate in the call by dialing 1-866-713-8563 and referencing participant passcode identification number 44782057. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Wednesday, August 4, 2010, by dialing 1-888-286-8010 and referencing replay passcode identification number 70035598.

Summary financial data and operating statistics for the second quarter of 2010 and six months ended June 30, 2010 with comparisons to 2009 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009
	Net Sales	Operating Income	Net Sales	Operating Income/ (Loss)
Woodlands	$11.5	6.4	10.3	6.4
Mills	29.9	6.2	20.8	(1.9)
Real Estate	2.4	(0.5)	3.0	(0.4)
Corporate	—	(4.4)	—	(2.9)
Eliminations	(4.8)	(0.5)	(5.0)	0.3

Total net sales/operating income	$39.0	7.2	29.1	1.5

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
	Net Sales	Operating Income	Net Sales	Operating Income/ (Loss)
Woodlands	$20.5	11.5	20.2	12.1
Mills	54.5	8.7	36.8	(5.5)
Real Estate	4.7	(1.2)	4.6	(1.4)
Corporate	—	(7.9)	—	(5.8)
Eliminations	(8.8)	(0.2)	(9.6)	0.9

Total net sales/operating income	$70.9	10.9	52.0	0.3

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$38,937	29,121	70,872	51,983

Costs and expenses
Cost of sales	23,636	21,207	45,100	38,654
Depreciation, amortization, and cost of fee timber harvested	3,370	3,276	6,419	6,692
General and administrative expenses	4,721	3,173	8,484	6,381

Total costs and expenses	31,727	27,656	60,003	51,727

Operating income	7,210	1,465	10,869	256

Equity in earnings of Del-Tin Fiber	2,203	878	2,691	1,635
Interest income	30	7	128	9
Interest and other debt expense	(909)	(925)	(1,822)	(1,828)
Interest capitalized	17	38	33	101
Other income/(expense)	50	(3)	52	130

Income before income taxes	8,601	1,460	11,951	303

Income taxes	(3,008)	(488)	(4,105)	(505)

Net income/(loss)	$5,593	972	7,846	(202)

Earnings per common share
Basic	$0.45	0.08	0.63	(0.02)
Assuming dilution	$0.45	0.08	0.63	(0.02)

Dividends per common share paid	$0.075	0.075	0.15	0.15

Average common shares outstanding (thousands)
Basic	12,368	12,318	12,359	12,309
Assuming dilution	12,415	12,391	12,429	12,309

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	June 30, 2010	Dec. 31, 2009
Assets
Current assets
Cash and cash equivalents	$4,803	4,783
Trade accounts receivable	6,078	4,888
Other receivables	72	86
Inventories	6,214	5,917
Prepaid expenses and other current assets	3,294	2,842

Total current assets	20,461	18,516

Investment in real estate held for development and sale	56,162	56,096
Investment in Del-Tin Fiber	9,516	9,104
Other investments and noncurrent receivables	1,683	4,882
Timber and timberlands - net	228,336	228,893
Property, plant, and equipment - net	33,059	33,886
Deferred charges and other assets	986	826

Total assets	$350,203	352,203

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$2,998	2,824
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	2,652	1,824
Income taxes payable	616	362
Deferred revenues and other accrued liabilities	9,831	6,981

Total current liabilities	17,208	13,102

Long-term debt	78,667	91,222
Deferred tax liabilities	5,230	5,448
Other noncurrent liabilities	26,492	26,132
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	77,784	78,290
Retained earnings	160,672	155,638
Treasury stock, 314,393 and 363,208 shares held, respectively	(10,867)	(12,548)
Accumulated other comprehensive loss	(5,111)	(5,209)
Total stockholders’ equity	222,606	216,299

Total liabilities and stockholders’ equity	$350,203	352,203

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Six Months Ended June 30,
	2010	2009
Operating activities
Net income/(loss)	$7,846	(202)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	6,419	6,692
Deferred income taxes	(440)	574
Real estate development capital expenditures	(906)	(557)
Real estate costs recovered upon sale	552	708
Timberland costs recovered upon sale	321	377
Equity in earnings of Del-Tin Fiber	(2,691)	(1,635)
Stock-based compensation expense	977	855
Net increase in liabilities for pension and other postretirement benefits	422	394
Net increase in deferred compensation for stock-based liabilities	(504)	(1,020)
(Increase)\decrease in operating working capital other than cash and cash equivalents	1,741	(162)
Other - changes in assets and liabilities	251	(543)

Net cash provided by operating activities	13,988	5,481

Investing activities
Capital expenditures, excluding real estate development	(5,172)	(6,220)
Net change in purchased stumpage inventory	(300)	(91)
Advances to Del-Tin Fiber	(691)	(2,907)
Repayments from Del-Tin Fiber	2,970	2,860
Net change in funds held by trustee	3,067	2,639
Other - net	553	738

Net cash provided/(required) by investing activities	427	(2,981)

Financing activities
Proceeds from borrowings	2,000	3,500
Payments on notes payable and long-term debt	(14,556)	(2,556)
Treasury stock purchases	(26)	(1,112)
Common stock dividends paid	(1,875)	(1,866)
Proceeds from stock option exercises	164	654
Tax effect of stock-based compensation expense	57	16
Other - net	(159)	(159)

Net cash provided by financing activities	(14,395)	(1,523)

Net increase in cash and cash equivalents	20	977
Cash and cash equivalents at January 1	4,783	2,413

Cash and cash equivalents at June 30	$4,803	3,390

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands of dollars)	2010	2009	2010	2009
Capital expenditures
Woodlands	$911	778	2,334	4,708
Mills	1,583	815	2,408	1,394
Real Estate (includes development expenditures)	680	465	1,215	633
Corporate	72	—	121	42

Total capital expenditures	$3,246	2,058	6,078	6,777

Woodlands
Pine sawtimber harvested from fee lands - tons	169,290	166,606	315,778	322,137
Pine sawtimber price - per ton	$28	30	27	29

Timberland sales - acres	520	724	752	1,001
Timberland sales price - per acre	$2,100	2,100	1,900	1,900

Mills
Finished lumber sales - thousands of board feet	69,752	66,040	133,482	118,387
Finished lumber price - per thousand board feet	$345	240	328	238

Real Estate
Residential
Lots sold	4	5	10	5
Average sales price - per lot	$48,200	53,400	97,000	53,400

Commercial
Acres sold	—	—	—	—
Average sales price - per acre	$—	—	—	—